                                        AMERICAN CONSUMERS, INC.
                                   NET INCOME (LOSS) PER COMMON SHARE

                                               EXHIBIT 11

                                              THIRTEEN WEEKS ENDED           TWENTY-SIX WEEKS ENDED
                                          -----------------------------  ------------------------------
                                          November 27,    November 29,    November 27,    November 29,
                                              2004            2003            2004            2003
                                          -------------  --------------  --------------  --------------

Net income (loss) for computing
   income (loss) per common share         $      22,698  $     (28,715)  $    (102,186)  $     (43,000)
                                          =============  ==============  ==============  ==============

Weighted average number of common
   shares outstanding during each period        810,425        815,618         808,941         815,406
                                          =============  ==============  ==============  ==============

Net income (loss) per common share        $       0.028  $      (0.035)  $      (0.126)  $      (0.053)
                                          =============  ==============  ==============  ==============


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